Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Carrier Access Corporation:

We consent to the incorporation by reference in Registration Statement Nos. 333-71209, 333-44904, and 333-65374 of Carrier Access Corporation on Form S-8 of our report, dated March 21, 2005 (except as to note 12, which is as of August 1, 2005) related to our audits of the consolidated balance sheet of Carrier Access Corporation and subsidiaries as of December 31, 2004 and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for the years ended December 31, 2004 and 2003, appearing in this Annual Report on Form 10-K of Carrier Access Corporation for the year ended December 31, 2005.

/s/ KPMG LLP

Boulder, Colorado

March 10, 2006